Federal District Court Denies Defendants’ Motion for a New Trial to Reconsider its Grant of Preliminary Injunction in Favor of Plaintiffs in Federal Goldspring Litigation

August 7, 2006 Gold Hill, NV Goldspring, Inc. (OTCBB: GSPG) today announced that on July 31, 2006, the United States District Court for the District of Arizona in Faber v. Parent, et al. issued an order denying the Defendants’ Motion for New Trial (Reconsideration) which had requested that the Court vacate the April 18th order (see reprint of April 24th press release below). The Motion was denied as the Defendants failed to demonstrate clear error or offer new evidence. This denial puts the Plaintiffs in an extremely favorable strategic position with regard to their ability to prevail in this litigation and provides Goldspring with much deserved relief in implementing its business plan without further distraction from this litigation.

Reprint of April 24, 2006 press release: GoldSpring, Inc. (OTCBB: GSPG) announced today that on April 18, 2006, the United States District Court for the District of Arizona issued an Order Granting a Preliminary Injunction in favor of the Plaintiff in the matter of Faber et al. v. Parent et al., No. CV 04-2960-PHX-EHC. The Order accomplished the following:

(i) it stayed the implementation of the Consent Resolutions purportedly passed on December 9, 2004 to effect the attempted takeover of the Company by Stephen Parent’s group;

(ii) it denied Defendants’ motion for an Order removing seven current directors from Goldspring’s Board (which would have had the effect of allowing Parent to rescind the refinancing transaction dated November 30, 2004 with the Merriman investors); and

(iii) it granted GoldSpring’s Motion for an Order requiring the law firm of Gust Rosenfeld PLC to provide a detailed accounting of the unreturned portion of the $250,000 retainer (namely $166,096.62), given to Gust Rosenfeld PLC by Mr. Parent in December 2004.

This matter originated in December 2004 after Mr. Parent attempted a takeover of the Company through a purported consent solicitation in violation of federal securities laws. In February 2005, the District Court granted a preliminary injunction that reinstated GoldSpring’s Board of Directors as it existed prior to Mr. Parent’s takeover of GoldSpring on December 10, 2004. Stephen Parent appealed the grant of the preliminary injunction, and the matter was heard by the Ninth Circuit Court of Appeals in January 2006. On January 23, 2006, the United States Court of Appeals for the Ninth Circuit issued a Memorandum disposition in the case, reversing the District Court’s decision to grant the preliminary injunction and remanding the matter to the District Court for further action. The Court of Appeals also ordered that the February 2005 preliminary injunction remain intact for a reasonable time not to exceed 90 days or until an earlier date on which the district court enters a succeeding preliminary injunction. The Order discussed in this press release is the order issued in response to the Court of Appeals’ ruling. For a detailed discussion of the history of the instant litigation, refer to the Legal Proceedings section of the Company’s most recent annual filing (Form 10-KSB) with the SEC.

Reacting to the District Court’s Order, GoldSpring President and CEO, Rob Faber, said, “This preliminary injunction removes a serious distraction that has plagued our Company since December 2004. We believe this matter is now behind us, allowing us to redirect our human and capital resources to our current mining operations and further potential opportunities to continue to expand our business. The Court’s decision also provides clarity to our investors and shareholders regarding control and direction of the Company. The entire GoldSpring team is excited about the opportunities for our Company, and we are anticipating a successful 2006.”

GoldSpring, Inc. is a North American precious metals mining company with an operating gold and silver mine in northern Nevada. The Company was formed in mid-2003 and acquired the Plum Mine property in November 2003. In the Company’s three years in existence, it has accomplished the following: secured permits, built an infrastructure and brought the Plum Mine project into production. During 2005, the Company sought to expand its business even further by acquiring additional properties around the Plum project in northern Nevada, expanding its footprint and creating additional opportunities for exploration. GoldSpring is an emerging company, looking to continued to expand upon its foundation and success through the acquisition of other mineral properties in North America which have reserves and exploration potential that can be efficiently put into near-term production. The Company’s objectives are to increase production and reserves through exploration and acquisitions and expand its footprint at the Plum mine, thereby maximizing Company cash flow and shareholder value.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Goldspring) contains statements that are "forward-looking," as defined in Section 21E of the Securities Exchange Act, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, mining capability and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Goldspring. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors. These and other factors, which could cause actual results to differ materially, are discussed in more detail in Goldspring's filings with the Securities and Exchange Commission.
Contact information for GoldSpring, Inc.:

P.O. Box 1118
Virginia City, NV 89440
Tel 775.847.5272
Fax 775.847.4762
www.goldspring.us

Rob Faber, President and CEO
(480) 603-5151
E-mail: rfaber@goldspring.us